Exhibit 10.1
RETIREMENT AGREEMENT AND GENERAL RELEASE
     This RETIREMENT AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and among Thomas D. Bell, Jr. (“Bell”) and Cousins Properties Incorporated (the “Company”).
WITNESSETH
     WHEREAS, Bell was employed with the Company as its Chief Executive Officer;
     WHEREAS, Bell has retired from his employment with the Company and all offices he holds with the Company, and incurred a “separation from service” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended, effective July 1, 2009 (the “Retirement Date”);
     WHEREAS, Bell has resigned as Chairman and as a member of the Board of Directors effective July 1, 2009;
     WHEREAS, the Company has agreed to provide Bell with certain payments and benefits to which he would not otherwise be entitled, as provided in this Agreement; and
     WHEREAS, Bell and the Releasees want to settle fully and finally all differences, disputes and potential disputes between them arising out of Bell’s employment and retirement from the Company;
     NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:
     1. Consideration. Provided that Bell satisfies the conditions of this Agreement (including Sections 5, 6, 7, 8 and 9 below), the Company will provide Bell the following consideration (the “Consideration”):
          A. Retirement Payment. The Company shall pay to Bell the gross lump sum of $650,000 (the “Retirement Payment”), subject to applicable withholdings and other amounts required by law to be withheld. The Retirement Payment shall become due and payable as soon as practicable (and no later than 30 days) after the Retirement Date;
          B. COBRA Benefits. The Company will reimburse Bell for amounts expended by Bell to purchase (via COBRA) health insurance benefits for himself, his spouse and eligible dependents through the Company’s health plan for the period that begins on the Retirement Date and ends on the earlier of (i) 12 months after the Retirement Date, (ii) the date Bell becomes employed with an employer with whom Bell is eligible for health insurance benefits provided through that employer or (iii) the date Bell is no longer eligible for COBRA. Bell will tender reasonable and satisfactory proof of such expenditures, if any, to the Company within thirty (30) days of such expenditure, and the Company will reimburse Bell for such expenses within thirty (30) days of receipt of such proof. Bell also agrees to inform Company of his becoming employed with an employer with whom Bell is eligible for health insurance benefits provided through that employer immediately upon beginning such employment;
          C. Long-Term Incentive Compensation. All stock options (“Options”) and shares of restricted stock (“Restricted Stock”) issued to Bell under the Company’s 1999 Incentive Stock Plan (“Stock Plan”) that are outstanding on the Retirement Date and all restricted stock units (“Restricted Stock Units”) issued to Bell under the Company’s 2005 Restricted Stock Unit Plan (“RSU Plan”) that are outstanding on the Retirement Date shall become 100% vested on the Retirement Date to the extent such Options, Restricted Stock or Restricted Stock Units were not previously vested, and the Company agrees that it will modify such Options to allow Bell the right to exercise such Options within the stated term of the Options (i.e., generally the balance of the 10 year exercise period).
          D. Acknowledgements. Bell acknowledges and agrees that the Consideration encompasses and is in lieu of and in full satisfaction of any and all other payments which Bell is owed, is potentially owed, or claims to be owed to him by the Company, regardless of where arising (except for any benefits owed, under the written terms of the Company’s benefit plans, through the Retirement Date or as otherwise specifically stated herein, base salary accrued through the Retirement Date, expenses incurred but unpaid up to the Retirement Date that are reimbursable in accordance with Company policy, rights to indemnification that Bell may have under the Company’s articles of incorporation, bylaws, and the Indemnification Agreement dated June 18, 2007, and any coverage that Bell may have under any liability policy covering officers and directors) as of the Retirement Date including, without limitation, any other salary, severance, benefits, bonuses, deferred compensation, incentive compensation, equity compensation, vacation pay, pay, sick pay or other paid time off. For the avoidance of doubt, there shall be no benefits paid by the Company of any sort with respect to any of the Consideration.
     2. Release and Covenant Not to Sue.
          A. General Release. As a material inducement of the Company to enter into this Agreement, Bell hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and the Company’s former and current employees, partners, members, managers, supervisors, attorneys, investors, agents, officers, directors, and affiliates, including parent companies, subsidiaries, benefit plans and divisions (collectively, with the Company, the “Releasees”), (except as to the Consideration and any benefits owed, under the written terms of the Company’s benefit plans, through the Retirement Date or as otherwise specifically stated herein, base salary accrued through the Retirement Date, expenses incurred but unpaid up to the Retirement Date that are reimbursable in accordance with Company policy, rights to indemnification that Bell may have under the Company’s articles of incorporation, bylaws, and the Indemnification Agreement dated June 18, 2007, and any coverage that Bell may have under any liability policy covering officers and directors) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, including, but not limited to, any claims for compensatory damages, special damages, punitive damages, or any other form of compensation from the Releasees or any of them, or based upon any contract, covenant of good faith and fair dealing, or any tort, or any federal, state, or other governmental statute, regulation, ordinance or common law, including, without limitation claims for unpaid wages, vacation pay, or other fringe benefits; breach of any covenant of good faith and fair dealing; breach of an express or implied contract; violation of any other legal, equitable or contractual duty arising under the laws of any state or locality, or the laws of the United States, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. § 1981; Executive Order 11246, 30 Fed. Reg. 12319; 42 U.S.C. § 1985(3); the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; and the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, et seq., which Bell now has, owns or holds, or claims to have, own or hold, which Bell at any time heretofore had, owned or held, or claimed to have, against each or any of the Releasees, including claims arising under any other agreement or plan whatsoever, whether oral or written, with respect to matters up to the time Bell signs this Agreement. Bell represents, acknowledges and agrees that he has been provided with all leave to which he may have been entitled under the Family and Medical Leave Act. Bell hereby covenants and agrees, to the fullest extent permitted by law, not to sue, file any grievance, complaint or arbitration, commence, or permit to be commenced or filed, any litigation, administrative charge, or other proceeding against any of the Releasees as described herein, with respect to any matter whatsoever, including, but not limited to, any matter arising from or relating to the terms and conditions of his employment with the Company, the termination of his employment with the Company, and any other actions taken by the Company concerning Bell up to the time of the Effective Date.
          B. Release of Claims under the ADEA. In addition to the foregoing, Bell hereby knowingly and voluntarily releases and discharges the Releasees, collectively, separately and severally, from and for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which he and/or his heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against the Releasees. Notwithstanding any other provision or section of this Agreement, Bell does not hereby waive any rights or claims under the ADEA that may arise after the date on which the Agreement is signed by him.
     Bell hereby acknowledges and represents that (i) he has been given a period of at least twenty-one (21) days to consider the terms of this Agreement, (ii) the Company has advised (or hereby advises) Bell in writing to consult with an attorney prior to executing this Agreement, and (iii) Bell has received valuable and good consideration to which he is otherwise not entitled in exchange for his execution of this Agreement. Bell and the Company acknowledge and agree that any revisions made to this Agreement after it was initially delivered to Bell were either not material or were requested by Bell, and expressly agree that such changes do not re-start the 21-day consideration period described above.
     The parties hereby acknowledge this Agreement shall not become effective or enforceable until the eighth (8th) day after it is executed by Bell (the “Effective Date”) and that Bell may revoke this Agreement at any time before the Effective Date.
     In the event Bell revokes, he shall notify the Company in writing to its designated agent for this purpose no later than the last day of the revocation period. Such notice shall be delivered to the Company by national overnight delivery service such as Federal Express or United Parcel Service, the receipt of which shall be tracked by the delivery service, and addressed as follows:
Cousins Properties Incorporated
191 Peachtree Street, Suite 3600
Atlanta, Georgia 30303-1741
Attn: General Counsel
     3. Denial of Liability or Wrongful Conduct. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully in any way.
     4. No Pending Claims. Bell represents that he has not filed, nor assigned to others the right to file, nor are there pending any complaints, charges or lawsuits against the Releasees with any governmental agency or any court, and that Bell shall not file any claims against the Releasees with any governmental agency or any court at any time hereafter for actions taken up to and including the Effective Date with respect to matters released by this Agreement. Bell agrees that he will not seek or be entitled to any personal or representative monetary recovery in any proceeding of any nature arising out of any of the matters released above.
     5. Non-Disparagement. Except as otherwise required by law, Bell acknowledges and agrees that, for a period beginning upon execution of this Agreement and for three (3) years following the Retirement Date, he shall not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company or any of the other Releasees, including, but not limited to, negative references to the Company’s or a Releasee’s services, policy, partners, directors, officers, managers, members, or employees, or take any other action that may disparage the Company or a Releasee to the general public and/or the Company’s or Releasee’s employees, clients, suppliers, and/or business partners. Except as otherwise required by law, the Company acknowledges and agrees that, for a period beginning upon execution of this Agreement and for three (3) years following the Retirement Date, the current members of its Board of Directors and its current executive officers shall not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of Bell, including, but not limited to, negative references to Bell’s services, or take any other action that may disparage Bell to the general public or his future employer, clients, suppliers, and/or business partners. All requests for references or other information from Bell’s prospective employers shall be directed by Bell to the Company’s head human resources officer , who shall advise that the Company policy is not to provide references and shall confirm only Bell’s positions, dates of employment, and compensation with the Company.
     6. Nondisclosure and Non-Solicitation.
          A. Confidentiality. Bell agrees to and shall hold in confidence all Trade Secrets and all Confidential Information (each as defined below) and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate, or otherwise communicate any Trade Secrets or Confidential Information to any person or entity, without the prior written consent of the Company. Bell’s obligation of non-disclosure as set forth herein with regard to each item constituting all or any portion of a Trade Secret shall continue for so long as such item continues to constitute a Trade Secret under applicable law, and with regard to any Confidential Information, for a period of three (3) years after the Retirement Date.
     “Confidential Information” means data or other information relating to the business of the Company or a Releasee (other than Trade Secrets) that is or has been disclosed to Bell or of which Bell became aware as a consequence of or through Bell’s relationship with the Company or a Releasee and which has value to the Company or a Releasee, is not generally known to the Company’s or the Releasee’s competitors (as applicable). Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or a Releasee (except where such public disclosure has been made by Bell without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
     “Trade Secrets” means information protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term Trade Secret shall not include data or information that has been voluntarily disclosed to the public by the Company or a Releasee (except where such public disclosure has been made by Bell without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
          B. Non-Solicitation of Employees. Bell covenants and agrees that for a period of twenty-four (24) months following the Retirement Date, Bell will not, directly or indirectly, solicit or encourage the solicitation or hiring of any person who was an employee of the Company at the Retirement Date and who continues to be an employee of the Company at, or was an employee within six (6) months before, the date of such solicitation, with whom Bell had material contact, by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise.
          C. Acknowledgements. Bell acknowledges and agrees that Bell’s obligations under this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company and that any claim or cause of action by Bell against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any other adversely affected Releasee of the covenants and promises in this Section 6.
          D. Reformation. In the event that any of the covenants in this Section 6 is found by a court of competent jurisdiction to be overly broad or otherwise unenforceable as written, the parties request the court to modify or reform any such covenant to allow it to be enforced to the maximum extent permitted by law and to enforce the covenant as so modified or reformed.

     7. Cooperation. Bell acknowledges and agrees that he will reasonably cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which Bell, by virtue of Bell’s employment with the Company, has relevant knowledge or information, without any further compensation other than what is provided in this Agreement; provided, however, the Company shall use its best efforts to schedule any of Bell’s activities so they do not unreasonably interfere with his other activities, the Company shall, pay all of Bell’s out-of-pocket expenses, and if Bell shall be required to expend more than twenty (20) hours of his time related to a single request for cooperation by the Company, the Company shall thereafter pay him at a rate of $300 per hour for any additional time he devotes to that request for cooperation.
     8. Standstill. Bell agrees that for a period of three (3) years from the Retirement Date, neither Bell nor any of his affiliates or persons or entities acting at his direction will, unless specifically invited in writing by the Board of Directors of the Company, acting by resolution approved by a majority of all members of the Board, directly or indirectly, in any manner (the obligations pursuant to this Section 8 being, the “Standstill”):
          A. except for stock acquired pursuant to the Restricted Stock, Restricted Stock Units or exercise of Options or trading of Company stock as part of the routine managing of personal investments for Bell and his family that are not directed at obtaining a controlling interest in the Company, acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, tender offer, exchange offer, through the acquisition or control of another person or entity, or otherwise, any direct or indirect beneficial interest in any voting securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the Company or any of its subsidiaries;
          B. make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) of proxies or consents to vote, whether subject to or exempt from the proxy rules, or seek to advise, encourage or influence in any manner whatsoever any person or entity with respect to the voting of any voting securities of the Company or any of its subsidiaries; provided, however, that this paragraph and this Section 8 shall not be construed to prevent Bell from voting shares of Company stock that he controls;
          C. initiate, propose or “solicit” (as such term is used in the proxy rules of the Securities and Exchange Commission) stockholders of the Company or any of its subsidiaries for the approval of stockholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, or cause or encourage or attempt to cause or encourage others to initiate any such stockholder proposal; otherwise communicate with the Company’s or its subsidiaries’ stockholders or others pursuant to Rule 14a-1(1)(2)(iv) under the Exchange Act in connection with the solicitation of proxies or consents or matters presented to the Company’s or its subsidiaries’ stockholders;
          D. form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company or its subsidiaries;

          E. acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) all or substantially all of the assets, tangible and intangible, of the Company or any of is subsidiaries or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company or any of its subsidiaries;
          F. except in connection with exercising Bell’s stock options or trading of Company stock as part of the routine managing of personal investments for Bell and his family that are not directed at obtaining a controlling interest in the Company, arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company or any of its subsidiaries;
          G. otherwise act, alone or in concert with others, to seek to propose to the Company or any of its subsidiaries or any of their respective stockholders or make any public statement with respect to any merger, business combination, consolidation, sale, tender offer, exchange offer, restructuring, reorganization, dissolution, liquidation, recapitalization or other transaction involving the Company or any of its subsidiaries;
          H. seek, alone or in concert with others, to control, change or influence the management, Board of Directors or policies of the Company or any of its subsidiaries, or otherwise seek, alone or in concert with others, election or appointment to or representation on, or to nominate or propose the nomination of any candidate to, the Board of Directors of the Company or the removal of any member of the Board of Directors of the Company, or propose any matter to be voted upon by the stockholders of the Company or any of its subsidiaries;
          I. make any publicly disclosed proposal, public statement, public inquiry or public disclosure of any intention, plan, or arrangement (whether written or oral) inconsistent with the foregoing, or make or disclose any request or proposal to amend, waive or terminate any provision of this Standstill or seek permission to or make any public announcement with respect to any provision of the Standstill; or
          J. announce an intention to do, or to enter into any arrangement or understanding with others (whether written or oral) to do, or to finance, intentionally advise, enable, assist or encourage others to do any of the actions restricted or prohibited under clauses A through I of this Standstill, or take any action that might result in the Company having to make a public announcement regarding any of the matters referred to in clauses A through I of this Standstill, or otherwise intentionally take, or solicit, or cause or encourage others to take, any action inconsistent with the foregoing.
     9. Return of Company Property. On or prior to the Retirement Date, Bell will return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, computers and related equipment, cell phones, vendor or customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, data, document or piece of equipment belonging to the Company. Bell agrees not to retain any copies of the Company’s property, including any copies existing in electronic form, which are in Bell’s possession or control. Bell acknowledges that he has not and will not destroy, delete, or alter any Company property without the Company’s written consent. This Section shall not be construed to relate to any of Bell’s personal information which may be stored on the Company’s computer that he used before the Retirement Date or personal information that he had at the Company’s offices before the Retirement Date.
     10. Modification. No provision of this Agreement may be changed, altered, modified or waived except in writing signed by Bell and an authorized representative of the Company’s Board of Directors, which writing shall specifically reference this Agreement and the provisions which the parties intend to waive or modify.
     11. Voluntary Agreement/Consultation with Counsel. Bell acknowledges the following: (a) he has read and fully understands the terms of this Agreement; (b) he has agreed to this Agreement knowingly and voluntarily and was not subjected to any undue influence in agreeing to its terms; (c) has been (or is hereby) advised by the Company in writing that he may discuss this Agreement with his personal attorney, and has had an opportunity to do so; and (d) has been given a reasonable time (of at least 21 days) to consider whether he should enter into this Agreement.
     12. Attorneys’ Fees and Costs. If either party brings a claim released or waived by or otherwise relating to this Agreement, or breaches any provision hereof, such party will pay the attorneys’ fees incurred by the prevailing party, in addition to any other damages or relief a court may award.
     13. Entire Agreement. Except as expressly provided herein, this Agreement constitutes and contains the entire agreement and final understanding concerning Bell’s relationship with the Company and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all other agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. Notwithstanding the foregoing, the Indemnification Agreement between the Company and Bell, dated as of June 18, 2007 and any certificates of awards issued to Bell under the Stock Plan and the RSU Plan shall survive in accordance with their respective terms. For further clarity, each of the foregoing expressly survive and remain in full force and effect, and do not merge into this Agreement.
     14. Applicable Law. This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia, notwithstanding its provisions governing choice of law. Bell acknowledges and agrees that he was employed by the Company in Georgia. Subject to Section 19 below, any action to enforce any provision of this Agreement shall be brought exclusively in the appropriate state or federal court in the State of Georgia.
     15. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.
     16. Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.
     17. Construction. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     18. Injunctive Relief/Obligations. Bell acknowledges and agrees that the remedy at law for any breach of Sections 5, 6, 7, 8 or 9 hereof will be inadequate and that in the event of such breach, the Company and/or the Releasees will suffer irreparable damage. Accordingly, in addition to all other remedies available, the Company and any other adversely affected Releasee will therefore be entitled, in aid of any arbitration conducted pursuant to Section 19 hereof, to temporary, preliminary or permanent injunctive relief from a court enjoining said breach or threatened breach without having to post a bond or other security. The existence of any claim, demand, action or cause of action of Bell against any Releasee shall not constitute a defense to the enforcement by the Company or any Releasee of any of the covenants or agreements herein. The Company acknowledges and agrees that the remedy at law for any breach of Section 5 hereof will be inadequate and that in the event of such breach, Bell will suffer irreparable damage. Accordingly, in addition to all other remedies available, Bell will therefore be entitled, in aid of any arbitration conducted pursuant to Section 19 hereof, to temporary, preliminary or permanent injunctive relief from a court enjoining said breach or threatened breach without having to post a bond or other security. The existence of any claim, demand, action or cause of action of the Company or any Releasee shall not constitute a defense to the enforcement by Bell of any of the covenants or agreements herein.
     19. Arbitration. Except as provided in Section 18 and below, any disputes or claims of any kind or nature, including the arbitrability of claims under this Agreement, between Bell and the Company for any reason whatsoever, shall be settled by final and binding arbitration in Atlanta, Georgia under the Federal Arbitration Act.
     Prior to filing a demand for arbitration, the party seeking arbitration shall serve upon the other party written notice of an intent to arbitrate hereunder listing the claims to be arbitrated. Thereafter, the parties shall, for a period of two weeks, first attempt in good faith to resolve any such claim through informal negotiation. If the claim is not resolved, the arbitration shall be administered by an arbitration agency mutually agreeable to Bell and the Company, before a panel of three arbitrators mutually agreeable to Bell and the Company. Should the Company and Bell be unable to mutually agree upon an arbitration agency or panel of three arbitrators within four weeks of either party’s written notice of intent to arbitrate hereunder, or within two weeks from the time any court or other judicial body orders arbitration, the arbitration shall be administered by the American Arbitration Association before a panel of three arbitrators mutually agreeable to Bell and the Company. If Bell and the Company are thereafter unable to agree upon three arbitrators, the arbitrators shall be selected in accordance with the rules of the American Arbitration Association.
     Upon the request of either party, the arbitrators’ award shall include findings of fact and conclusions of law. Discovery in the arbitration by or to each party shall presumptively be limited to five depositions (including experts), twenty-five interrogatories (including subparts), and thirty document requests (including subparts). In considering the relevancy, materiality, and admissibility of evidence, the arbitrator shall take into account, among other things, applicable principles of legal privilege, including the attorney-client privilege, the work product doctrine, the self-evaluative privilege, and appropriate protection of the Company’s Trade Secrets, personnel records, and other Confidential Information or proprietary information. Any arbitration of any claim by Bell pursuant to this Agreement may not be joined or consolidated with any other arbitration(s) by or against the Company, including through any class arbitration. Any arbitration of any claim by the Company pursuant to this Agreement may not be joined or consolidated with any other arbitration(s) by or against Bell. Notwithstanding any other provision of this Agreement, the Company or Bell may seek temporary, preliminary, or permanent injunctive relief against Bell or the Company at any time without resort to arbitration. If any provision of this Section is found to be invalid or unenforceable, such provision shall be severed or modified as necessary to permit this Section to be upheld and enforced to the maximum extent permitted by law.
     20. Notice. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by overnight courier, addressed as follows:

To the Company:	Cousins Properties Incorporated 191 Peachtree Street, Suite 3600 Atlanta, Georgia 30303-1741 Attn: General Counsel

With a copy to:	Alan J. Prince, Esq. King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309

To Bell:	Mr. Thomas D. Bell, Jr. 40 Valley Road Atlanta, Georgia 30305
     21. Breach Before Retirement Date. Bell understands and agrees that if he engages in conduct between the date he signs this Agreement and the Retirement Date that the Board of Directors determines in good faith constitutes a breach of any provision of this agreement, the Board of Directors may declare this Agreement null and void.

     THE PARTIES ATTEST THAT THEY HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THEY MAY HAVE AGAINST EACH OTHER.

/s/ Thomas D. Bell, Jr.	June 7, 2009
Thomas D. Bell, Jr.	Date

COUSINS PROPERTIES INCORPORATED
By:	/s/ Robert M. Jackson	June 7, 2009
	Robert M. Jackson	Date
Senior Vice President, General Counsel and Corporate Secretary